UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                AMERICOLD REALTY TRUST
-------------------------------------------------------------------------------
                                (Name of Issuer)


      Common Shares of Beneficial Interest, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    03064D108
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2019
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               378,366
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               407,808

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           407,808


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               378,366
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               407,808

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           407,808


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI GMBH ICECAP INVESTMENT, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 03064D108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C..

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   AMERICOLD REALTY TRUST

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   10 GLENLAKE PARKWAY, SUITE 600, SOUTH TOWER
                   ATLANTA, GA 30328

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI OFFSHORE, L.P.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS CAPITAL PARTNERS VI, L.P.
                   OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P. GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.
                   GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.
                   GSCP VI GMBH ICECAP INVESTMENT, L.P.
                   GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD
                   GS ADVISORS VI, L.L.C..

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.
                   Goldman Sachs & Co. LLC
		   GS CAPITAL PARTNERS VI GMBH & CO. KG
		   GS CAPITAL PARTNERS VI OFFSHORE, L.P.
		   GS CAPITAL PARTNERS VI PARALLEL, L.P.
		   GS CAPITAL PARTNERS VI, L.P.
		   OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P. GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.
		   GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.
		   GSCP VI GMBH ICECAP INVESTMENT, L.P.
		   GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD
		   GS ADVISORS VI, L.L.C..
		   200 West Street, New York, NY 10282


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS CAPITAL PARTNERS VI OFFSHORE, L.P. - Cayman Islands
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS CAPITAL PARTNERS VI, L.P. - Delaware
                   OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.
		   - Cayman Islands
                   GSCP VI OFFSHORE ICECAP INVESTMENT, L.P. - Cayman Islands GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD. - Cayman Islands GSCP VI GMBH ICECAP INVESTMENT, L.P. - Cayman Islands
                   GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD
		   - Cayman Islands
                   GS ADVISORS VI, L.L.C.. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Shares of Beneficial Interest,
		   par value $0.01 per share

Item 2(e).         CUSIP Number:
                   03064D108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   	     See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 05, 2020,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI GMBH ICECAP INVESTMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C..

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3		Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE, L.P.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI, L.P.
  99.10         Power of Attorney, relating to
                OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.
  99.11         Power of Attorney, relating to
                GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.
  99.12         Power of Attorney, relating to
                GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.
  99.13         Power of Attorney, relating to
                GSCP VI GMBH ICECAP INVESTMENT, L.P.
  99.14         Power of Attorney, relating to
                GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD
  99.15         Power of Attorney, relating to
                GS ADVISORS VI, L.L.C..

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Shares of Beneficial Interest, par value $0.01 per share, of AMERICOLD REALTY TRUST and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 05, 2020

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI GMBH ICECAP INVESTMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C..

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC.("GS Group"), as a parent holding company, are owned directly or indirectly by GS
CAPITAL PARTNERS VI, L.P., GS CAPITAL PARTNERS VI PARALLEL, L.P., each a Delaware limited partnership, GS CAPITAL PARTNERS VI OFFSHORE, L.P.,
GSCP VI OFFSHORE ICECAP INVESTMENT, L.P. and GSCP VI GMBH ICECAP INVESTMENT, L.P., each a Cayman Islands exempted limited partnership, and GS CAPITAL PARTNERS VI GMBH & CO. KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN SACHS & CO. L.L.C. (Goldman Sachs), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.

								EXHIBIT (99.3)
				ITEM 8 INFORMATION

Each of GS CAPITAL PARTNERS VI PARALLEL L.P., GS CAPITAL PARTNERS VI OFFSHORE ICECAP INVESTMENT, L.P., GS CAPITAL PARTNERS VI, L.P., GS CAPITAL PARTNERS VI GMBH ICECAP INVESTMENT, L.P. and ICECAP2 HOLDINGS, L.P. (collectively, the "GS Investing Entities") was a party to a Shareholders Agreement by and among Americold Realty Trust (the "Company") and the Yucaipa entities (the "Yucaipa Entities") (the "Shareholders Agreement"), which contained various rights and obligations of each of the parties.The Shareholders Agreement has terminated pursuant to its terms and is no longer in effect.

                                                               EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event am Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on June 19, 2018.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019.

GOLDMAN SACHS & CO.LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer acting individually, its true and lawful attorney, (each, an "Attorney-in-fact") to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on May 15, 2018.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019

GOLDMAN SACHS & CO. LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI GMBH & CO. KG
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS Advisors VI, L.L.C., its Managing Limited Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI OFFSHORE, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI OFFSHORE, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI PARALLEL, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GS CAPITAL PARTNERS VI, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                               EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates by one of the attorneys-in-fact), acting individually, its true and lawful designated in writing attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.

OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.
By: OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV ADVISORS, LTD., its
    general partner

By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GSCP VI OFFSHORE ICECAP INVESTMENT, L.P. (the Company) does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the
 Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.
By: GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD., its General Partner


By: /s/  William Y. Eng
____________________________
By: Name: William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.12)

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GSCP VI GMBH ICECAP HOLDINGS ENTITY GP,
LTD (the Company) does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2020.


GSCP VI GMBH ICECAP HOLDINGS ENTITY GP, LTD


By: /s/  William Y. Eng
____________________________
By: Name: William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI GMBH ICECAP INVESTMENT, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum,Terry Mosher,Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


GSCP VI GMBH ICECAP INVESTMENT, L.P.
By: GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD.,  its General Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.14)


                       POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum,Terry Mosher,Rachel Fraizer, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2020.


GSCP VI OFFSHORE ICECAP HOLDINGS ENTITY GP, LTD.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.15)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS ADVISORS VI, L.L.C.. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorneyin-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.

GS ADVISORS VI, L.L.C.


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President